[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                     011-49-40-733-63-4256


     ROFIN-SINAR REPORTS RESULTS FOR THIRD QUARTER FISCAL YEAR 2011

             Third quarter order entry, sales and net income increased by 27%, 40% and 58%, respectively, year-over-year


Plymouth, MI / Hamburg, Germany -- August 4, 2011 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2011.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended             Nine months ended
                    6/30/11   6/30/10    % Change   6/30/11   6/30/10 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $154,911  $110,308   +  40 %   $428,249  $299,216  +  43 %
RSTI Net income     $ 15,248  $  9,668   +  58 %   $ 42,817  $ 17,909  + 139 %
Earnings per share
  "Diluted" basis   $   0.52  $   0.33   +  58 %   $   1.47  $   0.61  + 141 %

  * The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.2 million and 29.3 million for each of the fiscal quarters and 29.2 million and 29.4 million for the nine month periods ended June 30, 2011 and 2010, respectively.


"We are very pleased with our third quarter results. We posted record quarterly order entry and sales figures. The primary drivers of our success were higher sales in Asia and increased turnover in the machine tool, automotive and electronic industries," commented Gunther Braun, CEO and President of RSTI. "Despite a change in product mix and higher SG&A expenses, our operating results were very solid. Based on a record order backlog, we are confident about our next quarter results. Furthermore we believe that our investments in fiber laser technology have positioned us to be a strong partner for our customers in the laser material processing industry and complement our mid- to long-term growth strategy."





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FINANCIAL REVIEW

Third Quarter

Net sales reached a new record high totaling $154.9 million for the third quarter ended June 30, 2011, a 40%, or $44.6 million, increase from the comparable quarter of fiscal year 2010. Gross profit totaled $60.7 million compared to $42.9 million in the year-ago period and was 39% of net sales in both periods. RSTI net income amounted to $15.2 million, or 10% of net sales, compared to $9.7 million, or 9% of net sales, in the third quarter of fiscal year 2010. The diluted per share calculation equaled $0.52 for the quarter based upon 29.2 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.33 based upon 29.3 million weighted-average common shares outstanding for the same period last fiscal year.

Comparing the third fiscal quarters 2011 and 2010, SG&A expenses increased by $6.0 million in 2011 to $28.7 million, representing 19% of net sales, and third quarter R&D expenses increased by $1.9 million in 2011 to $9.5 million, representing 6% of net sales.

Sales of laser products used for macro applications increased by 47% to $63.1 million and accounted for 41% of total sales. Sales of lasers for marking and micro applications increased by 38% to $76.8 million and represented 49% of total sales. Sales of components increased by 27% to $15.1 million and represented 10% of total sales.


Nine Months

For the nine months ended June 30, 2011, net sales totaled $428.2 million, an increase of $129.0 million, or 43%, over the comparable period in 2010. The fluctuation of the US dollar, mainly against the Euro, resulted in an increase in net sales of $8.0 million for the nine month period. Gross profit for the period was $171.8 million, $55.9 million higher than in the same period in 2010. RSTI net income for the nine month period ended June 30, 2011, totaled $42.8 million. The diluted per share calculation equaled $1.47 for the nine month period based upon 29.2 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $45.7 million, or 37%, to $170.1 million, while net sales of lasers for marking and micro applications increased by $72.2 million, or 50%, to $215.3 million. Sales of components of $42.9 million increased by $11.1 million, or 35%, versus the comparable period in fiscal year 2010.

On a geographical basis, net sales in North America in the first nine months increased by 46% and totaled $78.8 million (2010: $54.1 million). In Europe, net sales increased by 36% to $199.1 million (2010: $146.1 million) and in Asia, net sales increased by 52% to $150.3 million (2010: $99.1 million).


Order Backlog

Order entry for the third quarter increased by 27% to $163.0 million compared to the same period last fiscal year and resulted in a new record backlog of $177.5 million at June 30, 2011, mainly for laser products. As of June 30, 2011, ROFIN-SINAR had a book-to-bill ratio for the third quarter of 1.05.



(page)


Outlook

For the fourth quarter ending September 30, 2011, the Company currently expects revenues to be in the range of $155 million to $160 million and earnings per share to be in the range of $0.51 to $0.57. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.


With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 38,000 laser units installed worldwide and serves more than 4,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, August
4, 2011. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Rafferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0)207 614 2900.




                              (Tables to follow)



























(page)
                      ROFIN-SINAR TECHNOLOGIES INC.
                    CONSOLIDATED STATEMENTS OF EARNINGS
                 (in thousands, except per share data)

                                    Three months            Nine months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/11      6/30/10     6/30/11     6/30/10
                               ----------  ----------  ----------  ----------
-Macro                         $  63,078   $  42,838   $ 170,094   $ 124,365
-Marking/Micro                    76,780      55,558     215,279     143,103
-Components                       15,053      11,912      42,876      31,748
                               ----------  ----------  ----------  ----------
Net sales                        154,911     110,308     428,249     299,216
Cost of goods sold                94,243      67,446     256,444     183,274
                               ----------  ----------  ----------  ----------
    Gross profit                  60,668      42,862     171,805     115,942
Selling, general, and
    administrative expenses       28,731      22,703      80,399      67,679
Intangibles amortization             669         530       1,956       1,708
Research and development expenses  9,499       7,616      27,628      23,160
                               ----------  ----------  ----------  ----------
    Income from operations        21,769      12,013      61,822      23,395

Other income                         424       2,681         640       4,105
                               ----------  ----------  ----------  ----------
    Income before income tax      22,193      14,694      62,462      27,500

Income tax expense                 6,669       4,907      19,051       9,263
                               ----------  ----------  ----------  ----------
    Net Income                    15,524       9,787      43,411      18,237
                               ----------  ----------  ----------  ----------
Net income attributable to
      non-controlling interest       276         119         594         328
                               ----------  ----------  ----------  ----------
Net income attributable to
      RSTI                      $ 15,248    $  9,668    $ 42,817    $ 17,909
                               ==========  ==========  ==========  ==========

Net income attributable to RSTI per share

  "diluted" basis *             $   0.52    $   0.33    $   1.47    $   0.61
  "basic" basis **              $   0.54    $   0.34    $   1.51    $   0.62


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.2 million and 29.3 million for each of the fiscal quarters and 29.2 million and 29.4 million for the nine month periods ended June 30, 2011 and 2010, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.4 million and 28.8 million for the fiscal quarters and 28.4 million and 29.0 million for the nine month periods ending June 30, 2011 and 2010, respectively.





(page)
                      ROFIN-SINAR TECHNOLOGIES INC.
                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)

                                                     6/30/11       9/30/10
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 122,736      $ 116,319
  Trade accounts receivable, net                     112,076         97,639
  Inventories net                                    200,924        151,759
  Other current assets                                30,269         21,638
                                                   -----------    ----------
    Total current assets                             466,005        387,355
  Net property and equipment                          64,726         52,651
  Other non-current assets                           126,468        118,186
                                                   -----------    ----------
    Total non-current assets                         191,194        170,837
                                                   -----------    ----------
    Total assets                                   $ 657,199      $ 558,192
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   6,830      $   5,173
  Accounts payable, trade                             25,890         23,173
  Other current liabilities                           97,157         71,566
                                                   -----------     ---------
    Total current liabilities                        129,877         99,912
  Long-term debt                                      16,436         15,488
  Other non-current liabilities                       28,205         25,316
                                                   -----------     ---------
    Total liabilities                                174,518        140,716
    Net stockholders' equity                         482,681        417,476
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 657,199      $ 558,192
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995.

Certain information in this press release that relates to future plans, events or performance, including statements such as " based on a record order backlog, we are confident about our next quarter results. Furthermore we believe that our investments in fiber laser technology have positioned us to be a strong partner for our customers in the laser material processing industry and complement our mid- to long-term growth strategy" or "for the fourth quarter ending September 30, 2011, the Company currently expects revenues to be in the range of $155 million to $160 million and earnings per share to be in the range of $0.51 to $0.57," is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.